U.S. Premium Beef
Celebrates 20th Year

The first day of USPB operations was December 1, 1997. On Friday, December 1 of this year, USPB will celebrate and acknowledge the company’s first 20 years. The vision of those that conceived USPB, built a plan, and ultimately brought it into existence would likely indicate the company, as it exists today, certainly met and exceeded initial expectations.

Over the years, many of you have communicated stories of why you got involved with USPB. For some, it was a way to compete. Others, an opportunity to better access the market and ship finished cattle on a timely basis. Some would indicate involvement in producer-based ownership in beef processing. Maybe it was the carcass data and grid premiums which historically were difficult, if not impossible to receive. When marketing finished cattle, fear, uncertainty and doubt are always powerful motivators.

Many founders affectionately recall the “blue sky tours” that took place in the formative years. Early day USPB pioneers would travel throughout the high plains, hosting meetings and sharing their vision and passion for what USPB might look like. Attending these meetings is how several of you were exposed to the idea of USPB. You left confident and hopeful the system would work and ultimately became involved in the program. Traveling to many of these “road shows”, these early USPB pioneers constantly reminded themselves that

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USDA Camera Vision Grading Change

Instrument grading (IG) has been approved by the USDA as a tool to augment the human quality grading system of beef carcasses in packing plants for over eight years. Currently, about half of the fed beef carcasses in the United States utilize the camera for IG. All plants still have the same number of USDA graders on the line, regardless if IG is used or not.

Since then, many of the plants using IG have upgraded the cameras as new technology became available. With those upgrades, came some improvement in the overall quality grade that was determined. As a result, in late October, the USDA made adjustments to the IG system to realign the marbling calls. This has resulted in an overall decrease in quality grading of carcasses throughout the industry. So far, it appears the percentage of Choice and Prime (Choice or higher) has decreased approximately ten percentage points in National Beef’s plants.

The USPB grid calculates a premium that compares to a Choice or higher threshold. Typically, that threshold is a four week rolling average of the “non-grid” (predominantly cash market) cattle from KS feedyards that are harvested at National Beef minus 10%. This is often referred to as “ten percent less than plant average”. Since the overall grading changed, USPB switched to a threshold that is from the same cattle minus 10%, but started with a one week (same week as grid cattle were harvested) plant average. Then, with each week on the new system, subsequent weeks will be added until we can return to the previous four-week average system.

During this time that we are including the current week plant average in the threshold, settlements will be delayed

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Company Files Third
Quarter Results

U.S. Premium Beef (USPB) has finalized its financial results for the third quarter of fiscal year 2017 and has filed them with the Securities and Exchange Commission. For the quarter, which ended September 30, 2017, USPB recorded income of $25.5 million compared to $15.6 million in the same period in the prior year, an improvement of approximately $9.9 million. Year-to-date, USPB realized income of $44.0 million compared to $26.9 million for the same period in the prior year, an improvement of approximately $17.1 million. Improved gross margins at National Beef were the primary driver of the improvement in USPB’s financial results.

In the third quarter, National Beef recorded income of $174.0 million compared to $107.9 million in the same period in the prior year, an improvement of approximately $66.1 million. Year-to-date, National Beef realized income of $309.2 million compared to $191.1 million for the same period in the prior year, an improvement of approximately $118.1 million.

National Beef’s revenues in the three months ended September 30, 2017 increased in comparison to the same period in 2016, due to an increase in the number of cattle processed and higher selling prices. Cost of sales increased for the three months ended September 30, 2017 as compared to the same period in 2016. The increase is primarily due to an increase in volume, partially offset by a small decrease in the price of fed cattle. Revenue and expense comparisons were also impacted by the third quarter of 2017 being a fourteen-week period as compared to a thirteen-week period in the third quarter of

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FY 2017 Annual Meeting in
Dodge City in March

U.S. Premium Beef’s fiscal year 2017 annual meeting will be held in Dodge City, KS at the United Wireless Arena and Convention Center on March 22, 2018. At 3:00 p.m. the National Beef presentation and USPB Business meeting will begin. A reception and dinner will follow the business meeting.

There are two positions on USPB’s Board of Directors up for election. Rex McCloy, Morse, TX, and Jeff Sternberger, Ingalls, KS currently hold these positions. Both have indicated they intend to run for re-election.

Unitholders who want information on becoming a candidate for USPB’s Board should contact our office. Applications are due December 22, 2017.

Watch upcoming communications for more information on the annual meeting.♦

Kansas City Steak
Holiday Shopping

Remember to contact the Kansas City Steak Company for your upcoming holiday shopping. Ordering is as easy as visiting the website at www.kansascitysteaks.com or by calling 888-527-8325.

USPB producers are entitled to a 15% off VIP offer. When ordering, use the code LOVEBEEF to send top quality beef products to your friends and family nationwide.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

U.S. Premium Beef Celebrates...	continued from page 1

“failure was not an option.” As such, a strong foundation was set. USPB was up and running.

The mission statement of USPB serves us as well today as it did in the early years - “To increase the quality of beef and long-term profitability of cattle producers by creating a fully integrated, producer-owned processing system that is a global supplier of high quality value-added beef products responsive to consumer desires.”

Leading up to 1997, much industry discussion had centered on the thought that beef producers needed to pay closer attention to what consumers were trying to tell them about the type of beef products they desired. Consumer trends indicating the desire and demand for higher quality beef products was on the rise. As per the USPB mission statement, programs, plans and incentives were implemented to connect-the-dots from grass roots producers all the way to the consumer. At every level of beef production, our producers now had complete access to what was going on underneath the hides of the cattle they were raising. Armed with the follow-up data, USPB members learned what was and what was not working well.

Prior to USPB, beef producers had considerable expertise in working with accessible animal data, live animal performance data, and reproductive information generated at the ranch. Starting in 1997, when these two data points on the same cattle were merged with carcass data, the improvements at all levels experienced marked improvements. USPB members realized that, when armed with carcass data at both the group and individual level, changes in management, nutrition and, genetics could mean improvements on the rail.

Much has transpired since 1997. There is much to celebrate about the past and what USPB has meant to those that have participated in the company. The foundation has been set, is working well, and will serve us into the future.♦

Company Files Third Quarter Results...	continued from page 1

2016. The combined effects of increased margin per head, an increase in volume and the extra week led to higher profitability in the 2017 period as compared to 2016.

National Beef’s revenues in the nine months ended Sep-tember 30, 2017 increased in comparison to the same period in 2016, primarily due to an increase in the number of cattle processed. Cost of sales increased for the nine months ended September 30, 2017 as compared to the same period in 2016. The increase is also due to an increase in the number of cattle processed, partially offset by a decrease in the price of fed cattle. The combined effects of increased margin per head and an increase in volume led to higher profitability in the 2017 period as compared to the 2016 period.

During the first nine months of fiscal year 2017, USPB producers delivered 575,654 head of cattle to National Beef. For the nine month period, average gross premiums for all cattle delivered was $49.52 per head, with the top 25% and 50% receiving premiums of $92.02 and $74.71, respectively.♦

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 6/26/17 to 9/30/17
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.22	64.52
Prime	4.66	8.55
CH & PR	87.34	92.61
CAB	26.56	35.52
BCPR	18.35	17.71
Ungraded	1.10	0.48
Hard Bone	0.37	0.18
YG1	11.64	8.18
YG2	38.72	36.34
YG3	38.59	42.74
YG4	10.13	11.76
YG5	0.93	0.98
Light Weight	0.23	0.14
Heavy Weight	1.64	0.75
Average Grid Premiums/Discounts ($/Head)
Quality Grade	34.56	65.68
Yield Benefit	22.00	32.57
Yield Grade	1.20	4.13
Out Weight	3.28	1.53
Natural	1.61	6.43
Total Premium	53.69	99.02

USDA Quality Grade Change...	continued from page 1

until Wednesday of the week after harvest. This is because carcasses harvested late on Saturday may not be fully graded until Tuesday to be able to determine the plant average.

As a reminder, the dollar value for Choice or higher on the USPB grid compares a producer’s cattle to the threshold. Even with this change to lower grades, our system is fair. In fact, this premium for quality grade could actually be larger if the plant average decreases more than USPB cattle, on average. This could result in even more pounds of carcass weight that are eligible for the premium. Also, the boxed beef trade now has less beef of the higher grades and this has already supported an increase in the Choice/Select spread. So this means a larger premium per pound.

Some USPB producers with very high quality cattle will only see a small change in Choice or higher percentage. Their cattle are still within the Choice grade. However, groups of cattle with lower marbling, and more carcasses that fall near the line between Choice and Select, will see a greater drop. This is why the plant average may likely decrease more than the USPB average.

The USPB grid is a fair system to economically reward cattle that are higher quality, or above average. As always, if you have any questions, please call our office and ask for Brian.♦